Exhibit 99.1

AMGEN INC.

ASSUMED ILYPSA, INC. STOCK PLAN

ADOPTED ON JUNE 3, 2003

LAST AMENDED ON JULY 9, 2007

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TABLE OF CONTENTS

(CONTINUED)

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AMGEN INC. ASSUMED ILYPSA, INC. STOCK PLAN

(AS AMENDED NOVEMBER 15, 2006 (THE “PLAN AMENDMENT DATE”))

(AS AMENDED ON MARCH 6, 2007 (THE “SECOND PLAN AMENDMENT DATE”))

(AS AMENDED ON JULY 9, 2007 (THE “THIRD PLAN AMENDMENT DATE”))

SECTION 1.    ESTABLISHMENT AND PURPOSE.

(a) General Purpose. The purpose of the Plan is to offer selected persons an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company’s Stock. The Plan provides both for the direct award or sale of Shares and for the grant of Options to purchase Shares. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code.

(b) No New Awards. This Plan is being assumed by the Company in connection with the merger of Igloo Transaction Corporation, a wholly owned subsidiary of the Company, with and into Ilypsa, Inc., pursuant to the Merger Agreement. Except pursuant to the terms of Stock Awards issued prior to or in connection with the Merger Agreement, no new Stock Awards will be granted pursuant to this Plan following the Third Plan Amendment Date.

Capitalized terms are defined in Section 12.

SECTION 2.    ADMINISTRATION.

(a) Committees of the Board of Directors. The Plan may be administered by one or more Committees. Each Committee shall consist of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function. Upon the assumption of this Plan pursuant to the Merger Agreement, the Board hereby delegates administration of the Plan to the Compensation and Management Development Committee of the Board.

(b) Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Purchasers, all Optionees and all persons deriving their rights from a Purchaser or Optionee.

SECTION 3.    ELIGIBILITY

(a) General Rule. Only Employees, Directors and Consultants shall be eligible for the grant of Nonstatutory Options or Restricted Stock Awards. Only Employees shall be eligible for the grant of ISOs.

(b) Ten-Percent Stockholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be granted a Stock Award unless (i) the Exercise Price of the Option, to the extent required by applicable law, is at least 110% of the Fair Market Value of a Share on the date of grant, (ii) the Purchase Price (if any) for any Restricted Stock Award, to the extent required by applicable law, is at least 100% of the Fair Market Value of a Share and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

(c) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of some other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

SECTION 4.    STOCK SUBJECT TO PLAN.

(a) Basic Limitation.

(i) As of immediately prior to the Second Plan Amendment Date, (1) the Company has reserved an aggregate of 6,390,500 Shares (the “Joint Share Reserve”) for issuance under this Plan and the Stock Incentive Plan (with such Joint Share Reserve subject to adjustment as provided in Sections 4 and 8 of this Plan and the Stock Incentive Plan) and an additional 2,000,000 Shares under this Plan (collectively, the “Plan Reserve”), (2) the aggregate number of Shares that may be issued upon the exercise of ISOs under this Plan and the Stock Incentive Plan may in no event exceed 16,781,000 (which amount is equal to 200% of the number of Shares reserved for issuance in the Plan Reserve as of immediately prior to the Second Plan Amendment Date), and (3) the number of Shares that are subject to Options or other rights outstanding at any time under the Plan and the Stock Incentive Plan does not exceed, and prior to the Second Plan Amendment Date has not exceeded, the number of Shares that then remained available for issuance under the Plan Reserve.

(ii) As of the Second Plan Amendment Date, and subject to Sections 4 and 8 of this Plan, the aggregate number of Shares that may be issued pursuant to Stock Awards under this Plan and stock awards under the Stock Incentive Plan shall not exceed 8,690,500 Shares (the “New Plan Reserve”), which amount consists of (1) the Plan Reserve, and (2) an additional 300,000 Shares. Notwithstanding the foregoing, and subject to the provisions of Section 8 of this Plan, as of the Second Plan Amendment Date, the aggregate number of Shares that may be issued as ISOs under this Plan and the Stock Incentive Plan shall be 17,381,000 Shares.

(iii) As of the Third Plan Amendment Date, and subject to Sections 4 and 8 of this Plan, the aggregate number of Shares that may be issued pursuant to Stock Awards under this Plan and stock awards under the Stock Incentive Plan shall not exceed • Shares (the “Amgen Plan Reserve”), which amount consists of the New Plan Reserve adjusted pursuant to the conversation ratio set forth in the Merger Agreement.

(iv) Share issuances under this Plan and the Stock Incentive Plan shall reduce on a Share-for- Share basis the number of Shares available for issuance under the Amgen Plan Reserve. The number of Shares that are subject to Stock Awards outstanding under the Plan and options or other awards outstanding under the Stock Incentive Plan at any time the shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan and the Stock Incentive Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

(b) Return of Shares. In the event that Shares previously issued under this Plan or the Stock Incentive Plan are reacquired by the Company pursuant to a forfeiture provision, right of repurchase or right of first refusal, such Shares shall revert to and again become available for issuance under the Plan. In the event that an outstanding Stock Award or any award granted under the Stock Incentive Plan for any reason expires or is canceled, the Shares allocable to the unexercised portion of such Stock Award or other award granted under the Stock Incentive Plan shall not reduce the number of Shares available for issuance under the Plan and such Shares shall remain available for future issuance under the Plan.

SECTION 5.    TERMS AND CONDITIONS OF AWARDS OR SALES.

(a) Stock Purchase Agreement. Each award or sale of Shares (other than upon exercise of an Option) under the Plan (a “Restricted Stock Award”) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Such Restricted Stock Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate. The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

(b) Duration of Offers and Nontransferability of Rights. A Restricted Stock Award shall automatically expire, to the extent Shares subject to the Restricted Stock Award have not yet been purchased or issued, on the 10th anniversary of the date of grant, or such shorter period as may be required by applicable law or as set forth in the applicable Stock Purchase Agreement. Except as provided in the applicable Stock Purchase Agreement (the terms of which shall be consistent with applicable law, including Section 260.140.42 of Title 10 of the California Code of Regulations and Rule 701), a Restricted Stock Award shall not be transferable (except by will or the laws of descent and distribution), and shall be exercisable during the lifetime of the Purchaser only by the Purchaser to whom such right was granted. Any Shares permitted to be transferred pursuant to a Restricted Stock Award shall remain subject to the terms and conditions of the Plan and the Stock Purchase Agreement except as otherwise expressly determined in writing by the Board of Directors.

(c) Purchase Price. To the extent required by applicable law (including Section 260.140.42 of Title 10 of the California Code of Regulations), the Purchase Price per Share under a Restricted Stock Award shall not be less than 85% of the Fair Market Value of a Share, and a higher percentage may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors shall determine the Purchase Price at its sole discretion. The Purchase Price shall be payable in a form described in Section 7. Notwithstanding the foregoing, a Restricted Stock Award may be granted as a stock bonus (i.e., in consideration for past services actually provided or future services to be provided, and with no cash purchase price to be paid) to the extent permissible under applicable law.

(d) Withholding Taxes. As a condition to the issuance of any Shares pursuant to a Restricted Stock Award, the Purchaser shall make arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such issuance. To the extent provided by the terms of a Stock Purchase Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Stock under a

Restricted Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Purchaser by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Purchaser as a result of the exercise or acquisition of Shares under the Restricted Stock Award; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Restricted Stock Award as a liability for financial accounting purposes); or (iii) delivering to the Company owned and unencumbered shares of Stock.

(e) Restrictions on Transfer of Shares and Minimum Vesting. Each Restricted Stock Award shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, minimum vesting provisions and other restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. To the extent required by applicable law (including Section 260.140.42 of Title 10 of the California Code of Regulations) at the time a Restricted Stock Award is granted, any repurchase option in respect of a Restricted Stock Award granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

(i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the Shares upon termination of Service at not less than the Fair Market Value of the Shares to be purchased on the date of termination of Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Shares within ninety (90) days of termination of Service (or in the case of Shares issued upon exercise of Restricted Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the Stock becomes publicly traded.

(ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the Shares upon termination of Service at the lower of (i) the Fair Market Value of the Shares on the date of repurchase or (ii) their original Purchase Price, then (x) the right to repurchase at the original Purchase Price shall lapse at the rate of at least twenty percent (20%) of the Shares per year over five (5) years from the date the Restricted Stock Award is granted (without respect to the date the Restricted Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Shares within ninety (90) days of termination of Service (or in the case of Shares issued upon exercise of Restricted Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

SECTION 6.    TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b). To the extent required by applicable law (including Section 260.140.41 of Title 10 of the California Code of Regulations), the Exercise Price of a Nonstatutory Option shall not be less than 85% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b); provided, however, that the Exercise Price of a Nonstatutory Option generally shall not be less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentences if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424(a) or 409A of the Code (as applicable). Subject to the preceding three sentences, the Exercise Price under any Option shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 7.

(d) Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option may be exercised unless the Optionee has delivered an executed copy of the Stock Option Agreement to the Company. To the extent required by applicable law (including Section 260.140.41 of Title 10 of the California Code of Regulations), in the case of an Optionee who is not an Officer, a Director or a Consultant, an Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant, subject to reasonable conditions such as continued Service. Subject to the preceding sentence, the Board of Directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion. Notwithstanding the foregoing, no Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option to the extent such restriction is necessary so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(e) Accelerated Exercisability. Unless the applicable Stock Option Agreement provides otherwise, all of an Optionee’s Options shall become exercisable in full if (i) the Company is subject to a Change in Control before the Optionee’s Service terminates, (ii) such Options do not remain outstanding as a result of such Change in Control, (iii) such Options are not assumed by the surviving corporation or its parent and (iv) the surviving corporation or its parent does not substitute options with substantially the same terms for such Options.

(f) Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the date of grant, and a shorter term may be required by Section 2(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

(g) Termination of Service (Except by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then, except as otherwise set forth in the Stock Option Agreement (the terms of which shall comply with applicable law, including Section 260.140.41 of Title 10 of the California Code of Regulations), the Optionee’s Options shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (f) above;

(ii) The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such later date as the Board of Directors may determine; or

(iii) The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). The balance of such Options shall generally lapse when the Optionee’s Service terminates. In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).

(h) Death of Optionee. Except as otherwise set forth in the Stock Option Agreement (the terms of which shall comply with applicable law, including Section 260.140.41 of Title 10 of the California Code of Regulations), if an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (f) above; or

(ii) The date 12 months after the Optionee’s death, or such later date as the Board of Directors may determine.

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

(i) Extension of Termination Date. An Optionee’s Stock Option Agreement may provide that if the exercise of the Option following the termination of the Optionee’s Service would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionee’s Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(j) Restrictions on Transfer of Shares and Minimum Vesting. Each Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal, minimum vesting provisions and other restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. To the extent required by applicable law (including Section 260.140.41 of Title 10 of the California Code of Regulations), any repurchase option in respect of an Option granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

(i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the Shares upon termination of Service at not less than the Fair Market Value of the Shares to be purchased on the date of termination of Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Shares within ninety (90) days of termination of Service (or in the case of Shares issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the Stock becomes publicly traded.

(ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the Shares upon termination of Service at the lower of (i) the Fair Market Value of the Shares on the date of repurchase or (ii) their original Exercise Price, then (x) the right to repurchase at the original Exercise Price shall lapse at the rate of at least twenty percent (20%) of the Shares per year over five (5) years from the date the Option is granted (without respect to the date the Option was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the Shares within ninety (90) days of termination of Service (or in the case of Shares issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

(k) Transferability of Options. An Option shall be transferable by the Optionee only by operation of (i) a will or (ii) the laws of descent and distribution, except as provided in the next sentence. If the applicable Stock Option Agreement so provides, and to the extent permitted by applicable law (including Section 260.140.42 of Title 10 of the California Code of Regulations and Rule 701), a Nonstatutory Option may also be transferable by gift or domestic relations order to a Family Member of the Optionee. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

(i) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that an ISO may be deemed to be a Nonstatutory Option as a result of such transfer.

(l) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise or in connection with the disposition of any Shares acquired pursuant to such Option. To the extent provided by the terms of a Stock Option Agreement, the Optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Stock under an Option by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Optionee by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Optionee as a result of the exercise or acquisition of Shares under the Option; provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Option as a liability for financial accounting purposes); or delivering to the Company owned and unencumbered shares of Stock.

(m) Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

SECTION 7.    PAYMENT FOR SHARES.

(a) General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 7.

(b) Surrender of Stock. To the extent that a Stock Option Agreement so provides, and to the extent permitted by the Board of Directors at the time of exercise, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Board of Directors and to the extent permitted by applicable law and the form of Stock Option Agreement or Stock Purchase Agreement, Shares may be issued under the Plan in consideration of prior services rendered, or future services to be rendered, to the Company or an Affiliate.

(d) Promissory Note. To the extent that a Stock Option Agreement or Stock Purchase Agreement so provides, and to the extent permitted by the Board of Directors at the time of exercise or purchase, all or a portion of the Exercise Price or Purchase Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents to the extent required by applicable law. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

(e) Exercise/Sale. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded at the time of exercise, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

(f) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded at the time of exercise, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

SECTION 8.    ADJUSTMENT OF SHARES.

(a) General. In the event that a change is made in, or other events occur with respect to, the Stock subject to the Plan or subject to any Stock Award under the Plan without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Board shall appropriately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 4(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 4(a), and (iii) the class(es) and number of securities and price per share of Stock subject to Stock Awards outstanding under the Plan. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b) Mergers and Consolidations.

(i) With respect to Options granted prior to the Plan Amendment Date, in the event that the Company is a party to a merger or consolidation, outstanding Options shall be subject to the agreement of merger or consolidation.

(1) Such agreement shall provide for:

a. The continuation of such outstanding Options by the Company (if the Company is the surviving corporation);

b. The assumption of the Plan and such outstanding Options by the surviving corporation or its parent;

c. The substitution by the surviving corporation or its parent of options with substantially the same terms for such outstanding Options;

d. The full exercisability of such outstanding Options and full vesting of the Shares subject to such Options, followed by the cancellation of such Options; or

e. The settlement of the full value of such outstanding Options (whether or not then exercisable) in cash or cash equivalents, followed by the cancellation of such Options.

(2) If such agreement does not provide for treatment as set forth in Section 8(b)(1), then the vesting of such Options shall (contingent upon the effectiveness of the merger or consolidation) be accelerated in full to a date prior to the effective time of such transaction as the Board of Directors shall determine (or, if the Board of Directors shall not determine such a date, to the time that is immediately prior to the effective time of such transaction), and such Options shall terminate if not exercised (if applicable) at or prior to such effective time.

(ii) With respect to any Stock Awards granted on or after the Amendment Date, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all of such Stock Awards outstanding under the Plan or may substitute similar stock awards for such Stock Awards (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the stockholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to such Stock Awards may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to such Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Service has not terminated prior to the effective time of the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the time that is immediately prior to the effective time of the Corporate Transaction) and such Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Service has not terminated shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards granted on or after the Amendment Date that remain outstanding under the Plan and that have not been assumed, continued or substituted in connection with the Corporate Transaction, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction.

(c) Change in Control.

(i) For the avoidance of doubt, as provided in Section 6(e) of the Plan, in the event of a Change in Control, and unless the applicable Stock Option Agreement provides otherwise, all of an Optionee’s Options shall become exercisable in full as of immediately prior to a Change in Control if (1) the Company is subject to a Change in Control before the Optionee’s Service terminates, (2) such Options will not remain outstanding after the Change in Control, (3) such Options are not assumed by the surviving corporation or its parent and (4) the surviving corporation or its parent does not substitute options with substantially the same terms for such Options.

(ii) In addition, and in no way limiting the foregoing, if a Change in Control occurs, and if the Participant’s Service has not terminated prior to the effective time of the Change in Control, then, as of immediately prior to the effective time of such Change in Control, each of the Participant’s Stock Awards then-outstanding under the Plan shall become vested and exercisable as to an additional number of Shares equal to the lesser of (1) twenty-five percent (25%) of the Shares subject to such Stock Award or (2) the number of Shares that remain unvested under such Stock Award.

(iii) A Stock Award may be subject to additional acceleration of vesting (and exercisability, as applicable) upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such additional acceleration shall occur.

(iv) In addition, and in no way limiting the foregoing, at the Effective Time of the corporate transaction (“Transaction”) set forth in the “Agreement and Plan of Merger” by and among Amgen Inc., Igloo Transaction Corporation, and Ilypsa, Inc., dated as of June 1, 2007 (“Merger Agreement”), any outstanding Option under the Plan that has been assumed by Amgen Inc. and converted into an option to purchase the common stock of Amgen Inc. as part of the Transaction, shall immediately become fully vested and exercisable if (A) prior to the first anniversary of the Effective Time, the Optionee’s Service on behalf of the Company, Amgen Inc. or any affiliated entity is terminated without Cause or the Participant resigns for a Good Reason (a “Covered Termination”) and (B) the Optionee executes and does not revoke a general waiver and release of claims in a form customarily used by Amgen Inc. and such waiver and release remains effective immediately prior to the termination of Service. Any such options to purchase Common Stock of Amgen Inc. that become vested and exercisable shall expire on the earliest of the times specified in sections 6(g)(i) and 6(g)(ii) above. Additionally, any cash proceeds of the Transaction that are derived from unvested shares of Company restricted stock held by an Optionee (as a result of an “early exercise” of an Option before the Transaction), and which unvested shares of Company restricted stock have been converted to the right to receive the “Per Share Merger Consideration” as set forth in the Merger Agreement and such cash proceeds are being held in escrow pending the satisfaction of vesting requirements in respect of the underlying restricted stock (the “Unvested Proceeds”), shall immediately become fully vested and paid in full to the Optionee in the event that (A) the Optionee experiences a Covered Termination and (B) the Optionee executes and does not revoke a general waiver and release of claims in a form customarily used by Amgen Inc. and such waiver and release remains effective immediately prior to the termination of Service.

(v) In no way limiting the foregoing, an Optionee’s Options shall be subject to the accelerated vesting provisions of the Ilypsa Executive Change in Control Severance Benefit Plan, if applicable to such Optionee.

(d) Reservation of Rights. Except as provided in this Section 8, a Participant shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Except as provided in this Section 8, any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 9.    SECURITIES LAW COMPLIANCE.

(a) General. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

(b) Financial Reports. To the extent required by applicable law (including but not limited to Section 260.140.41 of Title 10 of the California Code of Regulations), the Company each year shall furnish to Participants and stockholders who have received Stock under the Plan its balance sheet and income statement. Except as required by applicable law, such balance sheet and income statement need not be audited.

SECTION 10.    MISCELLANEOUS.

(a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(b) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award (if applicable) and the issuance of Shares subject to the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) ISO $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Shares with respect to which ISOs are exercisable for the first time by any Optionee during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000) (or such greater amount as provided under the Code), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Options, notwithstanding any contrary provision of a Stock Award Agreement.

(e) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(f) Compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted under the Plan is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the adverse consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after approval of the Plan by the Board. Except as otherwise prohibited by applicable law, and notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(g) Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules, except to the extent that the laws of the State of California would provide greater rights to the holders of an Award.

SECTION 11.    DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as amended and restated by the Company pursuant to the Merger Agreement shall become effective at the Effective Time (as defined in the Merger Agreement). Unless sooner terminated pursuant to Subsection (b) below, the Plan shall terminate on the thirtieth (30th) day following the Effective Time. For the avoidance of doubt, the Board of Directors terminated the Stock Incentive Plan (but not this Plan) effective as of November 15, 2006 pursuant to its authority under Subsection 11(b) of the Stock Incentive Plan.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 8) or (ii) materially changes the class of persons who are eligible for the grant of ISOs. Stockholder approval shall not be required for any other amendment of the Plan except to the extent required by applicable law.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option or pursuant to Restricted Stock Award granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option or Restricted Stock Award previously granted under the Plan.

SECTION 12.    DEFINITIONS.

(a) “Affiliate” means any Parent or Subsidiary of the Company, whether now or hereafter existing.

(b) “Board of Directors”, “Board” shall mean the Board of Directors of the Company, as constituted from time to time.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 8(a).

(d) “Cause” shall mean the occurrence of any one or more of the following actions, events or conditions: (i) unfitness for service for a reason other than death or permanent and total disability as defined in Section 22(e)(3) of the Code and with such permanent and total disability being certified prior to termination of the holder’s employment by an independent medical advisor appointed by Parent in its sole discretion, (ii) repeated inattention to or neglect of duties, or incompetence; (iii) dishonesty; (iv) disregard or violation of the written policies or procedures of Amgen Inc. or the Company; (v) breach of any agreement between the holder and Amgen Inc., the Company or an Affiliate thereof; (vi) refusal to enter into Amgen Inc.’s standard at-will agreements, proprietary information and inventions agreements or mutual agreements to arbitrate claims; (vii) refusal or failure to follow lawful directions of Amgen Inc. or the Company; (viii) illegal, unethical or immoral conduct; or (ix) any other reason set forth in California Labor Code Section 2924, in all cases, as determined by Amgen Inc. or the Company; provided that the termination of a consultancy at the expiration of the applicable consulting agreement shall not be deemed a termination without Cause.

(e) “Change in Control” shall mean the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in either case, in substantially the same proportions as their ownership of the voting power of the Company’s securities immediately prior to such merger or consolidation or similar transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur; or

(iv) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

The term Change in Control shall not include (a) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or (b) the merger between the Company, Igloo Transaction Corporation and Ilypsa, Inc., pursuant to the Merger Agreement. Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one or more members of the Board of Directors appointed by the Board of Directors as provided in Section 2(a).

(h) “Company” shall mean Amgen Inc., a Delaware corporation.

(i) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the Board of Directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(j) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(k) “Covered Termination” has the meaning ascribed to that term in Section 8(c).

(l) “Director” means a member of the Board.

(m) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(n) “Effective Time” shall mean the time the Transaction is made effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a Director’s fee by the Company for such service or for service as a member of the Board of Directors of an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company.

(s) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as determined by the Board of Directors.

(t) “Fair Market Value” means, as of the applicable date, the value of a Share, as determined by the Board of Directors in good faith and in a manner consistent with applicable law.

(u) “Family Member” shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee control the management of assets and (v) any other Entity in which persons described in Clause (i) or (ii) or the Optionee own more than 50% of the voting interests.

(v) “Good Reason” shall mean the occurrence of any one or more of the following actions or events: (i) a reduction in the holder’s base salary by more than ten percent (10%) from the level at the Effective Time (other than a reduction in conjunction with a Company-wide salary reduction); (ii) a relocation of holder’s place of employment by more than fifty (50) miles from the Company’s headquarters at the Effective Time; provided and only if such reduction or relocation is effected without the holder’s consent. Notwithstanding the foregoing, (i) if the holder does not notify the Company, in writing, that Good Reason has occurred within 30 days after the holder has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason, (ii) if the Company remedies the event constituting Good Reason within 30 days after the Company’s receipt of such written notification, the event will no longer constitute Good Reason and (iii) if the holder does not resign within 90 days after the holder has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason; provided that the termination of a consultancy at the expiration of the applicable consulting agreement shall not be deemed a termination for Good Reason.

(w) “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(x) “Merger Agreement” has the meaning ascribed to that term in Section 8(c).

(y) “Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(z) “Officer” means any person designated by the Company as an officer.

(aa) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(bb) “Optionee” shall mean a person who holds an Option.

(cc) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(dd) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ee) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Plan” shall mean this Amgen Inc. Assumed Ilypsa, Inc. Stock Plan, as amended.

(hh) “Stock Incentive Plan” shall mean the Amgen Inc. Assumed Ilypsa, Inc. Stock Incentive Plan, as amended.

(ii) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

(jj) “Purchaser” shall mean a person to whom the Board of Directors has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(kk) “Securities Act” means the Securities Act of 1933, as amended.

(ll) “Service” shall mean service as an Employee, Director or Consultant. Except as otherwise provided by applicable law, a change in the capacity in which the Participant renders service to the Company or to an Affiliate as an Employee, Consultant or Director or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Service. The Company shall determine whether Service shall be considered interrupted or terminated for purposes of both vesting and the expiration of the Stock Award in the case of any leave of absence, including sick leave, military leave or any other personal leave. Except as otherwise provided by applicable law, a Participant’s Service will generally not be deemed to have terminated in the case of a bona fide leave of absence (i) that was approved by the Company in writing and (ii) with respect to which crediting of service is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(mm) “Share” shall mean one share of Stock, as adjusted in accordance with Section 7 (if applicable).

(nn) “Stock” shall mean the Common Stock of the Company, with a par value of $0.0001 per Share.

(oo) “Stock Award” means any Option or Restricted Stock Award granted under the Plan.

(pp) “Stock Award Agreement” means a Stock Option Agreement or Stock Purchase Agreement.

(qq) “Stock Option Agreement” shall mean the written agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(rr) “Stock Purchase Agreement” shall mean the written agreement between the Company and a Purchaser who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

(ss) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(tt) “Transaction” has the meaning ascribed to that term in Section 8(c).

(uu) “Unvested Proceeds” has the meaning ascribed to that term in Section 8(c).